Exhibit 99.1

ExamWorks Reports Fourth Quarter 2014 Financial Results;

Revenues of $202.1 million; Adjusted EBITDA of $33.5 million;

Announces Completion of Acquisition;

Announces National Account Win;

Provides 2015 Guidance

ATLANTA, GA. February 18, 2015 – ExamWorks Group, Inc. (NYSE: EXAM), a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance, case management, and other related services (“IME services”), today reported financial results for the fourth quarter of 2014.

Fourth Quarter 2014 Highlights

●

Revenues for the fourth quarter of 2014 were $202.1 million, an increase of $43.3 million, or 27.3%, over the year-ago quarter revenues of $158.8 million. Excluding the impact of acquisitions, revenues increased $22.0 million, or 13.9% during the fourth quarter of 2014 over the prior year period. On a constant currency basis and excluding the impact of acquisitions, revenues increased 16.0% during the fourth quarter of 2014.

●

Adjusted EBITDA for the fourth quarter of 2014 was $33.5 million (16.6% of revenues), an increase of $7.9 million, or 30.9%, over the year-ago quarter adjusted EBITDA of $25.6 million. Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income (loss) below and is not a substitute for the GAAP equivalent.

Full Year 2014 Highlights

●

Revenues for the year ended 2014 were $775.6 million, an increase of $159.6 million, or 25.9%, over 2013 full year revenues. Excluding the impact of acquisitions, revenues increased $88.5 million, or 14.4% in 2014 over the prior year period. On a constant currency basis and excluding the impact of acquisitions, revenues increased 14.1% in 2014 over the prior year period.

●

Adjusted EBITDA for the year ended 2014 was $132.1 million (17.0% of revenues), an increase of $34.6 million, or 35.5%, over 2013 adjusted EBITDA of $97.5 million. Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income (loss) below and is not a substitute for the GAAP equivalent.

Other Highlights

●	Generated $45.2 million of cash flow from operations in 2014 compared to $36.4 million in 2013.

●

Ended the year with total leverage of 3.2x, an improvement over 2013 year end total leverage of 3.4x, after using $187.4 million of cash for our 2014 acquisitions. As of the end of the quarter, our committed availability under our credit facilities was approximately $125 million, all of which was immediately available.

●	Completed the following acquisitions in 2014 for total consideration of $187.4 million:
o	Cheselden (January 13, 2014) – United Kingdom
o	Newton Medical Group (January 16, 2014) – United States
o	Gould & Lamb (February 3, 2014) – United States
o	Assess Medical (February 14, 2014) – Australia
o	Solomon Associates (May 30, 2014) – United States
o	ASN/ MedAllocators (June 6, 2014) – United States
o	Expert Medical Opinions (August 22, 2014) – United States

●

On January 2, 2015, completed the acquisition of substantially all of the assets of ReliableRS, LLC (“Reliable Review”), a provider of peer reviews based in Florida. Reliable Review generates approximately $3.0 million of annual revenues.

●	Announces a national account win in the United States. This brings the total national accounts to six in the United States.

Commentary

Commenting on today's earnings announcement, James K. Price, Chief Executive Officer of ExamWorks, said: “During 2014 we were excited to welcome seven new acquisitions that expanded our geographic footprint in the IME space and added two market leaders creating our new clinical solutions business.  We are also excited to have started 2015 with a new national account win, which builds on our 2014 success and further solidifies our leadership position in the industry.  We are very proud of our achievements in 2014 and appreciative of our exceptional employees around the world that made it happen.”

Richard E. Perlman, Executive Chairman of ExamWorks, said: “2014 was an extraordinary year for ExamWorks during which our strategy and execution coalesced perfectly to create results that consistently exceeded our expectations. We enter 2015 with continuing momentum across all of our geographies and are looking forward to another year of growth.”

Financial Review

Revenues – For the three months ended December 31, 2014, revenues were $202.1 million, an increase of 27.3% over the $158.8 million of revenues generated in the fourth quarter of 2013. The increase in revenues was due to organic growth of 13.9% and acquisition growth of 13.4%.

For the year ended December 31, 2014, revenues were $775.6 million, an increase of 25.9% over the $616.0 million of revenues generated in the comparable period in 2013. The increase in revenues was due to organic growth of 14.4% and acquisition growth of 11.5%.

On a pro forma basis, for the three months ended December 31, 2014, pro forma revenues were $202.1 million, an increase of 11.4% over the $181.4 million in pro forma revenues in the fourth quarter of 2013. On a constant currency basis, our pro forma growth was 13.4% and was driven by growth across all of our geographies.

On a pro forma basis, for the year ended December 31, 2014, pro forma revenues were $798.3 million, an increase of 12.9% over the $707.1 million in pro forma revenues in the comparable period in 2013. On a constant currency basis, our pro forma growth was 12.8% and was driven by growth across all of our geographies.

Below is a table presenting our revenues and growth rates for each of the regions we serve and, separately, pro forma revenues and growth rates for acquisitions completed from December 2013 to December 2014 (collectively, the “Recent Acquisitions”). The amounts presented below are pro forma for the effect of acquisitions completed in 2013 and 2014.

	Reported and Pro Forma Revenues
	(In thousands except %)
	Three Months Ended December 31,				Year Ended December 31,
	2013	2014	As Reported	Constant FX (a)	2013	2014	As Reported	Constant FX (a)
United States	$94,183	$104,496	10.9%	10.9%	$374,817	$415,102	10.7%	10.7%
United Kingdom	39,472	48,996	24.1%	26.9%	143,117	182,711	27.7%	21.2%
Australia	16,710	18,304	9.5%	18.8%	66,650	73,539	10.3%	18.1%
Canada	8,145	8,729	7.2%	16.0%	31,131	32,889	5.6%	13.3%
Subtotal	158,510	180,525	13.9%	16.0%	615,715	704,241	14.4%	14.1%
Recent Acquisitions	22,932	21,539	(6.1)%	(4.6)%	91,349	94,096	3.0%	4.0%
Total	$181,442	$202,064	11.4%	13.4%	$707,064	$798,337	12.9%	12.8%

(a) The constant FX columns represent growth rates excluding the effects of currency.

Costs of revenues – For the three months ended December 31, 2014, costs of revenues were $130.6 million, an increase of 24.4% over the $105.0 million in costs of revenues in the fourth quarter of 2013. The increase was primarily due to increased revenues. Costs of revenues as a percentage of revenues for the fourth quarter of 2014 were 64.6% compared to 66.1% in the prior year quarter and the result of positive operating leverage from acquisitions and organic revenue growth. Included in costs of revenues in the fourth quarter of 2013 and 2014 are approximately $692,000 and $421,000 of share-based compensation expenses, respectively.

Selling, general and administrative expenses (“SGA”) – For the three months ended December 31, 2014, SGA expenses were $44.5 million, an increase of 27.5% over the $34.9 million in SGA expenses in the fourth quarter of 2013. The increase was primarily due to acquisitions. Included in SGA expenses in the fourth quarter of 2014 are $4.9 million in share-based compensation expenses and $1.1 million in acquisition-related transaction costs and other expenses. Included in SGA expenses in the fourth quarter of 2013 are $4.2 million in share-based compensation expenses and $1.7 million in acquisition-related transaction costs and other expenses.

Depreciation and amortization expenses (“D&A”) – For the three months ended December 31, 2014, D&A expenses were $15.4 million, an increase of 4.8% from the $14.7 million in D&A expenses in the fourth quarter of 2013. The increase was due to amortization of finite lived intangibles resulting from the Recent Acquisitions, offset by other intangible assets becoming fully amortized in 2013 and 2014. For the three months ended December 31, 2014, amortization expense was $13.6 million and depreciation expense was $1.8 million.

Interest and other expenses, net – For the three months ended December 31, 2014, interest and other expenses, net were $8.1 million, a 14.1% increase over the $7.1 million in interest and other expenses, net in the fourth quarter of 2013.

Adjusted EBITDA – For the three months ended December 31, 2014, adjusted EBITDA was $33.5 million, an increase of 30.9% over the $25.6 million in adjusted EBITDA in the fourth quarter of 2013.

For the year ended December 31, 2014, adjusted EBITDA was $132.1 million, an increase of 35.5% over the $97.5 million in adjusted EBITDA in the comparable period in 2013.

Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income (loss) below and is not a substitute for the GAAP equivalent.

Other financial data – We generated $45.2 million of cash flow from operations in 2014 compared to $36.4 million in the comparable prior year period. We ended the quarter with $9.8 million of cash on hand, $434.2 million of total debt and total leverage as calculated under our credit facility of approximately 3.2x. As of the end of the quarter, our committed availability under our credit facilities was approximately $125 million, all of which was immediately available.

Business Outlook

ExamWorks is providing the following business outlook for the full year and first quarter of 2015 and excludes any acquisitions that may be completed:

●

Our full year 2015 constant currency reported revenues are expected to increase between 8% and 10% from our 2014 reported revenues of approximately $775 million. Based on recent currency rates, the reported revenue growth rates would be negatively impacted by approximately 5%, or $40 million. Organic growth, on a constant currency basis, is expected to range between 5% and 7%.

●

Our full year 2015 adjusted EBITDA margin is expected to range between 17% and 18% of reported revenues. On a quarterly basis, our adjusted EBITDA margins as a percentage of reported revenue may fluctuate between 16% and 19%.

●

First quarter 2015 constant currency revenues are expected to range between $198 million and $204 million before the estimated $8 million unfavorable impact due to currency as compared to prior year reported revenues. This guidance implies a constant currency growth rate ranging between 14% and 18%. Organic growth on a constant currency basis is expected to range between 8% and 10%.

●

First quarter 2015 reported adjusted EBITDA margin is expected to range between 16% and 17% of reported revenues. This adjusted EBITDA margin reflects the seasonal impact of certain expenses, such as employer taxes.

About ExamWorks Group

ExamWorks Group, Inc. is a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance, case management, and related services (“IME services”). We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services. ExamWorks is focused on providing clients a national presence while maintaining the local service and capabilities they need and expect.

Non-GAAP Financial Measures

In connection with the ongoing operation of our business, our management regularly reviews Adjusted EBITDA, a non-GAAP financial measure, to assess our performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, acquisition-related transaction costs, share-based compensation expenses, and other expenses. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, lenders, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes to our capitalization structure, acquisition-related costs, income tax status, and other items of a non-operational nature that affect comparability.

We believe that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as ours for the reasons discussed above. Additionally, Adjusted EBITDA is used to measure certain financial covenants in our credit facility. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors as well as in our incentive compensation programs for our employees.

Non-GAAP information should not be construed as an alternative to GAAP information, as the items excluded from the non-GAAP measures often have a material impact on our financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

Below is a table presenting a reconciliation to Adjusted EBITDA from net income (loss), the most comparable GAAP measure, for each of the periods indicated.

Forward Looking Statements

Statements made in this press release that express ExamWorks' or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements, which ExamWorks intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate," or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes. Forward-looking statements may include information concerning ExamWorks' possible or assumed future results of operations, including descriptions of ExamWorks' revenues, profitability, outlook and overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to ExamWorks' operations and business environment, all of which are difficult to predict and many of which are beyond ExamWorks' control. Although ExamWorks believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many uncertainties and factors could affect ExamWorks' actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: our ability to implement our growth strategy and acquisition program; our ability to integrate completed acquisitions; our expansion into international markets; our increasing reliance on national account clients; our ability to secure additional financing; regulation of our industry; our information technology systems and the risk of security and data breaches; our ability to protect our intellectual property rights and other information; our ability to compete successfully with our competitors; our ability to monitor and retain qualified physicians and other medical providers; our ability to obtain, retain and grow customer relationships; our ability to provide accurate health-related risk assessment analyses of data; our ability to comply with existing and future regulation; our ability to retain key management personnel; and restrictions in our credit facility, senior notes indenture and future indebtedness. In addition, the risks discussed in our periodic reports, registration statements and other filings with the Securities and Exchange Commission could cause actual results to differ materially from the results anticipated by forward-looking statements.

You should keep in mind that any forward-looking statement made by ExamWorks herein, or elsewhere, speaks only as of the date on which made. ExamWorks expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in ExamWorks' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

ExamWorks will host a conference call to discuss the results and other matters at 5:00 p.m. Eastern Time. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (888) 455-1227 in the U.S. or (773) 799-3336 internationally with access code 1941106. A live webcast of the call is also accessible through the Investor Relations section of the company’s web site at http://investorrelations.examworks.com/.

Following the conclusion of the call, a replay of the webcast will be available at the Company’s web site within two hours. Alternatively, a telephonic replay of the call will be available at 7:00 p.m. Eastern Time, and can be accessed until February 25, 2015 at midnight Eastern Time, by calling (888) 293-8936 in the U.S. or (402) 998-0528 internationally, with access code 562014.

CONTACT:

ExamWorks Group, Inc.

J. Miguel Fernandez de Castro

404-952-2400

Senior Executive Vice President and Chief Financial Officer

investorrelations@examworks.com

SOURCE: ExamWorks Group, Inc.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2013	2014	2013	2014

Revenues	$158,811	$202,064	$616,016	$775,615
Costs and expenses:
Costs of revenues	104,996	130,555	405,329	497,038
Selling, general and administrative expenses	34,917	44,545	133,870	171,197
Depreciation and amortization	14,690	15,375	62,748	60,280
Total costs and expenses	154,603	190,475	601,947	728,515
Income from operations	4,208	11,589	14,069	47,100
Interest and other expenses, net:
Interest expense, net	7,092	8,135	29,531	31,977
Other expense, net	3	9	211	194
Gain on interest rate swap	—	—	(101)	—
Total interest and other expenses, net	7,095	8,144	29,641	32,171
Income (loss) before income taxes	(2,887)	3,445	(15,572)	14,929
Provision (benefit) for income taxes	(1,297)	(391)	(5,356)	4,435
Net income (loss)	$(1,590)	$3,836	$(10,216)	$10,494

Per share data:
Net income (loss) per share:
Basic	$(0.04)	$0.10	$(0.29)	$0.27
Diluted	$(0.04)	$0.09	$(0.29)	$0.25

Weighted average number of common shares outstanding:
Basic	36,319	39,827	35,315	38,656
Diluted	36,319	42,216	35,315	41,232

Adjusted EBITDA	$25,565	$33,468	$97,461	$132,140

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,	December 31,
	2013	2014
Assets
Current assets:
Cash and cash equivalents	$12,829	$9,751
Accounts receivable, net	169,905	203,189
Prepaid expenses	5,785	13,805
Deferred tax assets	433	3,776
Other current assets	1,298	1,437
Total current assets	190,250	231,958

Property, equipment and leasehold improvements, net	10,950	15,726
Goodwill	369,312	495,679
Intangible assets, net	94,864	102,583
Long-term accounts receivable, less current portion	35,952	46,401
Deferred tax assets, noncurrent	21,491	29,682
Deferred financing costs, net	8,193	6,169
Other assets	1,501	1,946
Total assets	$732,513	$930,144
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$52,672	$57,033
Accrued expenses	38,448	53,978
Accrued interest expense	10,431	10,667
Deferred revenue	5,795	6,402
Subordinated unsecured notes payable	318	—
Current portion of contingent earnout obligation	2,032	4,473
Current portion of working capital facilities	—	40,396
Other current liabilities	6,438	6,950
Total current liabilities	116,134	179,899
Senior unsecured notes payable	250,000	250,000
Senior secured revolving credit facility and working capital facilities, less current portion	82,970	143,853

Long-term contingent earnout obligation, less current portion	2,373	2,114
Other long-term liabilities	8,165	9,403
Total liabilities	459,642	585,269
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; Authorized 50,000,000 shares; no shares issued and outstanding at December 31, 2013 and December 31, 2014	—	—
Common stock, $0.0001 par value; Authorized 250,000,000 shares; issued and outstanding 36,928,212 and 40,370,588 shares at December 31, 2013 and December 31, 2014, respectively	4	4
Additional paid-in capital	333,996	403,945
Accumulated other comprehensive loss	(5,937)	(14,376)
Accumulated deficit	(46,704)	(36,210)
Treasury stock, at cost; Outstanding 905,349 shares at December 31, 2013 and December 31, 2014	(8,488)	(8,488)
Total stockholders’ equity	272,871	344,875
Total liabilities and stockholders’ equity	$732,513	$930,144

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the year ended December 31,
	2013	2014
Operating activities:
Net income (loss)	$(10,216)	$10,494
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on interest rate swap	(101)	—
Depreciation and amortization	62,748	60,280
Amortization of deferred rent	(370)	(112)
Share-based compensation	17,157	20,024
Excess tax benefit related to share-based compensation	(6,610)	(9,287)
Provision for doubtful accounts	4,751	5,727
Amortization of deferred financing costs	2,191	2,317
Deferred income taxes	(18,021)	(19,546)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(31,112)	(49,437)
Prepaid expenses and other current assets	(552)	(7,505)
Accounts payable and accrued expenses	15,625	31,642
Accrued interest expense	(487)	236
Deferred revenue and customer deposits	1,676	226
Other liabilities	(324)	140
Net cash provided by operating activities	36,355	45,199
Investing activities:
Cash paid for acquisitions, net	(3,318)	(187,402)
Purchases of building, equipment and leasehold improvements, net	(6,544)	(10,894)
Working capital and other settlements for acquisitions	(569)	(2,331)
Proceeds from foreign currency net investment hedges	1,421	4,006
Other	(1,144)	(1,542)
Net cash used in investing activities	(10,154)	(198,163)
Financing activities:
Net borrowings (repayments) under senior secured revolving credit facility	(54,273)	98,826
Proceeds from the exercise of options and warrants	24,261	42,437
Excess tax benefit related to share-based compensation	6,610	9,287
Net borrowings under working capital facilities	2,772	4,939
Payment of deferred financing costs	(172)	(263)
Repayment of subordinated unsecured notes payable	(270)	(333)
Payment of contingent earnout obligation	—	(4,362)
Other	—	(53)
Net cash provided by (used in) financing activities	(21,072)	150,478
Exchange rate impact on cash and cash equivalents	(927)	(592)
Net increase (decrease) in cash and cash equivalents	4,202	(3,078)
Cash and cash equivalents, beginning of year	8,627	12,829
Cash and cash equivalents, end of year	$12,829	$9,751

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Reconciliation to Adjusted EBITDA

(In thousands)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2013	2014	2013	2014
Reconciliation to Adjusted EBITDA:
Net income (loss)	$(1,590)	$3,836	$(10,216)	$10,494
Share-based compensation expense (1)	4,923	5,364	17,157	20,024
Depreciation and amortization	14,690	15,375	62,748	60,280
Acquisition-related transaction costs	1,041	710	2,134	3,535
Other expenses (2)	703	430	1,353	1,201
Interest and other expenses, net	7,095	8,144	29,641	32,171
Provision (benefit) for income taxes	(1,297)	(391)	(5,356)	4,435
Adjusted EBITDA	$25,565	$33,468	$97,461	$132,140

(1)

Share based compensation expense of $692,000 and $421,000 is included in costs of revenues for the three months ended December 31, 2013 and 2014, respectively, and the remainder is included in SGA expenses. Share-based compensation expense of $2.9 million and $2.0 million is included in costs of revenues for the years ended December 31, 2013 and 2014, respectively, and the remainder is included in SGA expenses.

(2)	Other expenses consist principally of integration related expenses, such as facility termination costs, severance and relocation costs associated with our acquisition strategy.